MATTEL, INC. AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In thousands, except ratios)	EXHIBIT 12.0 (Page 1 of 2)

	For the Three Months Ended				For The Year Ended December 31, (a)
	March 31, 2004		March 31, 2003		2003		2002		2001		2000		1999
	(Unaudited)
Earnings Available For Fixed Charges:
Income from continuing operations before income taxes and cumulative effect of change in accounting principles	$12,404		$44,651		$740,854		$621,497		$430,010		$225,424		$170,164
Plus minority interest and undistributed income of less-than-majority-owned affiliates, net	143		185		345		126		170		440		145
Add:
Interest expense	15,221		17,427		80,577		113,897		155,132		152,979		131,609
Appropriate portion of rents (b)	4,565		3,966		16,627		16,615		14,923		14,748		11,974

Earnings available for fixed charges	$32,333		$66,229		$838,403		$752,135		$600,235		$393,591		$313,892

Fixed Charges:
Interest expense	$15,221		$17,427		$80,577		$113,897		$155,132		$152,979		$131,609
Capitalized interest	—		—		—		43		6		507		527
Appropriate portion of rents (b)	4,565		3,966		16,627		16,615		14,923		14,748		11,974

Fixed charges	$19,786		$21,393		$97,204		$130,555		$170,061		$168,234		$144,110

Ratio of earnings to fixed charges	1.63	X	3.10	X	8.63	X	5.76	X	3.53	X	2.34	X	2.18	X

(a)	Although Mattel merged with The Learning Company, Inc. (“Learning Company”) in May 1999, the results of operations of Learning Company have not been included in this calculation since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.

(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.

MATTEL, INC. AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (In thousands, except ratios)	EXHIBIT 12.0 (Page 2 of 2)

	For the Three Months Ended				For The Year Ended December 31, (a)
	March 31, 2004		March 31, 2003		2003		2002		2001		2000		1999
	(Unaudited)
Earnings Available For Fixed Charges:
Income from continuing operations before income taxes and cumulative effect of change in accounting principles	$12,404		$44,651		$740,854		$621,497		$430,010		$225,424		$170,164
Plus minority interest and undistributed income of less-than-majority-owned affiliates, net	143		185		345		126		170		440		145
Add:
Interest expense	15,221		17,427		80,577		113,897		155,132		152,979		131,609
Appropriate portion of rents (b)	4,565		3,966		16,627		16,615		14,923		14,748		11,974

Earnings available for fixed charges	$32,333		$66,229		$838,403		$752,135		$600,235		$393,591		$313,892

Fixed Charges:
Interest expense	$15,221		$17,427		$80,577		$113,897		$155,132		$152,979		$131,609
Capitalized interest	—		—		—		43		6		507		527
Dividends—Series C preferred stock	—		—		—		—		—		—		3,980
Appropriate portion of rents (b)	4,565		3,966		16,627		16,615		14,923		14,748		11,974

Fixed charges	$19,786		$21,393		$97,204		$130,555		$170,061		$168,234		$148,090

Ratio of earnings to combined fixed charges and preferred stock dividends	1.63	X	3.10	X	8.63	X	5.76	X	3.53	X	2.34	X	2.12	X

(a)	Although Mattel merged with Learning Company in May 1999, the results of operations of Learning Company have not been included in this calculation since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.

(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.